 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2016

HAMPSHIRE GROUP, LIMITED

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-20201 (Commission File Number)	06-0967107 (I.R.S. Employer Identification No.)

114 W. 41st Street, New York, New York (Address of principal executive offices)	10036 (Zip code)

(864) 231-1200

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

As previously reported, on August 12, 2016, Hampshire Group, Limited (the “Company”) and certain of its subsidiaries (collectively, the “Borrowers”) entered into a Forbearance Agreement dated August 11, 2016 with Salus CLO 2012-1, Ltd. and Salus Capital Partners, LLC, as lenders (collectively, “Lenders”), pursuant to which, among other things, (i) the Lenders agreed to forbear from exercising their rights under the Credit Agreement with the Borrowers through November 7, 2016 (the “Forbearance Date”) as a result of the passage of the maturity and forbearance date of the Credit Agreement and with respect to certain specified defaults, provided that Borrowers are in compliance with the terms of the Forbearance Agreement and Credit Agreement, (ii) the Borrowers proposed a wind down budget for certain of their operations, (iii) the Lenders agreed to continue to finance the Borrowers through November 7, 2016, subject to compliance with the wind down budget, the Forbearance Agreement and the Credit Agreement and (iv) the revolving credit commitment under the Credit Agreement was reduced to $17.0 million effective as of the date of the Forbearance Agreement and would be reduced to $10.0 million on October 1, 2016.

On September 29, 2016, the Borrowers and the Lenders entered into an amendment of the Forbearance Agreement pursuant to which (i) the Lenders extended the Forbearance Date to November 21, 2016 provided that Borrowers are in compliance with the terms of the Forbearance Agreement and Credit Agreement, (ii) the Lenders agreed to continue to finance the Borrowers through November 21, 2016, subject to compliance with the wind down budget, the Forbearance Agreement and the Credit Agreement and (iii) the Lenders agreed that the revolving credit commitment under the Credit Agreement will be reduced to $13.5 million on October 1, 2016.

The foregoing summaries of the Forbearance Agreement and the amendment do not purport to be complete and are qualified in their entirety by reference to the Forbearance Agreement and the amendment, copies of which are expected to be filed with the Company’s next periodic report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAMPSHIRE GROUP, LIMITED

By:	/s/ William Drozdowski
Name: William Drozdowski
Title: Interim Chief Financial Officer

Dated: October 4, 2016